Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Inventure Foods, Inc. and subsidiaries (the “Company”) of our report dated March 14, 2014, relating to the consolidated financial statements of the Company and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 28, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Scottsdale, Arizona
June 16, 2014